CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (no. 333-XXXXX) of Emerald Dairy Inc. of our report dated April 7, 2009 with respect to the consolidated balance sheets of Emerald Dairy Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and accumulated other comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Emerald Dairy Inc.

/s/ WINDES & MCCLAUGHRY
Windes & McClaughry Accountancy Corporation

Long Beach, California
February 12, 2010